Exhibit 99.1

Neonode Announces Changes in the

Membership of the Board

MON, APR 15, 2019 15:00 CET

STOCKHOLM, SWEDEN, April 15, 2019 — Neonode Inc. (NASDAQ: NEON), the optical sensing technology company, today announced future changes in the membership of the Board of Directors. Peter Lindell and Mattias Bergman will be appointed to the Board and Åsa Hedin and Per Eriksson will due to other commitments, resign as members of the Board no later than the conclusion of the 2019 Annual Meeting of Stockholders to be held June 5, 2019.

Peter Lindell currently serves as Chairman and board member in several companies where he also is an owner. He is Chief Executive Officer of Cidro Holding, a private holding company, and Chairman of Rite Internet Ventures Holding, Innohome OY, Frank Dandy Holding AB and Acervo AB. He also is a board member of Packet Front Software AB and Storevision Holding AB. Mr. Lindell has worked in the private equity market for twenty years as an investor and board member. He previously worked in the information technology and computer industry in various management positions. Mr. Lindell, has an MSc in Industrial Engineering and Management from the Institute of Technology, Linkoping, Sweden.

Mattias Bergman currently is Chief Executive Officer of BIL Sweden, an industry association for Swedish manufacturers and importers of passenger cars, buses and trucks. He previously served for six years as the President of NEVS, a developer and manufacturer of electric vehicles and mobility services.  Prior to NEVS, Mr. Bergman held the position of Vice President of Springtime, a Swedish public relations and communication agency where he expanded its international presence including into China and India.  From 1991 to 2010, he held different leading roles in the Swedish Trade Council (today called Business Sweden) and rotated in China, Japan and Korea. He started his career with Electrolux in Sweden and Malaysia. Mr. Bergman holds a Global Executive MBA from Copenhagen Business School/INSEAD and a BA from Stockholm University

“We are pleased that Peter and Mattias are able to join our Board of Directors and add their experience to the collective knowledge of Neonode,” said Ulf Rosberg, Chairman of the Board.  “We also thank Åsa and Per for their contributions to our company as directors.”

For more information, please contact:

Investor Relations
David Brunton
Email: david.brunton@neonode.com

CFO
Lars Lindqvist
E-mail: lars.lindqvist@neonode.com

About Neonode
Neonode Inc. (NASDAQ:NEON) develops, manufactures and sells advanced sensor modules based on the company's proprietary zForce AIR technology. Neonode zForce AIR Sensor Modules enable touch interaction, mid-air interaction and object sensing and are ideal for integration in a wide range of applications within the automotive, consumer electronics, medical, robotics and other markets. The company also develops and licenses user interfaces and optical interactive touch solutions based on its zForce CORE technology. To date, Neonode’s technology has been deployed in approximately 67 million products, including 4 million cars and 63 million consumer devices.

NEONODE, the NEONODE logo, ZFORCE and ZFORCE AIR are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode's actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under "Risk Factors" and elsewhere in Neonode's public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today's date, and Neonode undertakes no duty to update or revise them.